Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post Effective Amendment to Form S-1, Registration Statement No. 333-251657 on Form S-3 of our report dated March 1, 2022 relating to the financial statements of Luminar Technologies, Inc., and the effectiveness of Luminar Technologies, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Luminar Technologies, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
March 3, 2022